Exhibit 99.1

HEXO CORP.

OMNIBUS LONG-TERM INCENTIVE PLAN

Amended and Restated on March 12, 2021

HEXO CORP.

OMNIBUS LONG-TERM INCENTIVE PLAN

HEXO Corp. (the “Corporation”) hereby amends and restates this Omnibus Long-Term Incentive Plan for Eligible Participants and for the purposes set out herein, originally established as of June 27, 2018 (the “Effective Date”).

ARTICLE 1 — DEFINITIONS

Section 1.1           Definitions.

Where used herein or in any amendments hereto or in any communication required or permitted to be given hereunder, the following terms shall have the following meanings, respectively, unless the context otherwise requires:

“Account” means an account maintained for each Participant on the books of the Corporation which will be credited with Awards, including any Dividend Equivalents, in accordance with the terms of this Plan;

“Affiliate” has the meaning given to this term in the Securities Act (Ontario), as such legislation may be amended, supplemented or replaced from time to time;

“Associate”, where used to indicate a relationship with a Participant, means (i) any partner of that Participant and (ii) the spouse of that Participant and that Participant’s children, as well as that Participant’s relatives and that Participant’s spouse’s relatives, if they share that Participant’s residence;

“Award” means an Option, a SAR, a Restricted Share, a RSU, a DSU or a Retention Award granted to a Participant pursuant to the terms of the Plan;

“Award Agreement” means an agreement evidencing the grant to a Participant of an Award, including a Restricted Share Agreement, an Option Agreement, a SAR Agreement, a DSU Agreement, a RSU Agreement, a Retention Award Agreement or an Employment Agreement;

“Black-Out Period” means a period of time when pursuant to any policies of the Corporation, any securities of the Corporation may not be traded by certain persons designated by the Corporation;

“Board” has the meaning ascribed thereto in Section 2.2(1) hereof;

“Broker” means a broker independent from the Corporation or any of its Subsidiaries who has been designated by the Corporation as the broker that will purchase Shares pursuant to the Plan and who is a member of the TSX or other stock exchange on which the Shares are listed, or, if the Shares are not then listed, as selected by the Board acting in good faith;

“Business Day” means a day other than a Saturday, Sunday or statutory holiday, when banks are generally open for business in Ottawa, Ontario, Canada, for the transaction of banking business;

“Cash Equivalent” means the amount of money equal to the Market Value multiplied by the number of vested RSUs in the Participant’s Account, net of any applicable taxes in accordance with Section 11.2, on the RSU Settlement Date;

“Cause” means:

(i)	with respect to any Participant, unless the applicable Award Agreement states otherwise: (a) if the Participant is a party to an Employment Agreement or service agreement with the Corporation or a Subsidiary and such agreement provides for a definition of “cause”, the definition contained therein; or (b) if no such agreement exists, or if such agreement does not define “cause”, any act or omission that would entitle the Corporation to terminate the Participant’s employment without notice or compensation under the common law for just cause, including, without in any way limiting its meaning under the common law: (A) the indictment for or conviction of an indictable offence or any summary offence involving material dishonesty or moral turpitude, (B) material fiduciary breach with respect to the Corporation or an Affiliate, (C) fraud, theft, embezzlement or similar conduct that results in or is reasonably likely to result in harm to the reputation or business of the Corporation or any of its Affiliates, (D) gross negligence, gross misconduct or willful misconduct with respect to the Corporation or an Affiliate or breach of the Corporation’s Code of Conduct, (E) material violation of Applicable Laws, or (F) the willful failure of the Participant to properly carry out their duties on behalf of the Corporation or to act in accordance with the reasonable direction of the Corporation including breach of confidentiality; and

(ii)	with respect to any director, unless the applicable Award Agreement states otherwise, a determination by a majority of the disinterested Board members that the director has engaged in any of the following: (a) gross misconduct or neglect, (b) willful conversion of corporate funds, (c) false or fraudulent misrepresentation inducing the director’s appointment, and (d) repeated failure to participate in Board meetings on a regular basis despite having received proper notice of the meetings in advance.

“Change in Control” means an event whereby (i) any Person becomes the beneficial owner, directly or indirectly, of 50% or more of either the issued and outstanding Shares or the combined voting power of the Corporation’s then outstanding voting securities entitled to vote generally; (ii) any Person acquires, directly or indirectly, securities of the Corporation to which is attached the right to elect the majority of the directors of the Corporation; or (iii) the Corporation undergoes a liquidation or dissolution or sells all or substantially all of its assets;

“Code of Conduct” means any code of conduct adopted by the Corporation, as modified from time to time;

“Committee” has the meaning ascribed thereto in Section 2.2(1) hereof;

“Corporation” means HEXO Corp. (formerly known as The Hydropothecary Corporation), a corporation existing under the Business Corporations Act (Ontario), and its successors from time to time;

“Disability” means, unless an Employment Agreement or the applicable Award Agreement says otherwise, that the Participant: (i) is to a substantial degree unable, due to illness, disease, affliction, mental or physical disability or similar cause, to fulfill their obligations as an officer or employee of the Employer either for any consecutive 12-month period or for any period of 18 months (whether or not consecutive) in any consecutive 24-month period; or (ii) is declared by a court of competent jurisdiction to be mentally incompetent or incapable of managing their affairs.

“Dividend Equivalent” means a bookkeeping entry equivalent in value to a dividend paid on a Share credited to a Participant’s Account in accordance with Section 5.5 hereof;

“DSU” means a deferred share unit, which is a bookkeeping entry equivalent in value to a Share credited by the Corporation to a Participant’s Account in accordance with Article 5 hereof, subject to the provisions of this Plan;

“DSU Agreement” means a written letter agreement between the Corporation and a Participant evidencing the grant of DSUs and the terms and conditions thereof;

“Eligibility Date” has the meaning ascribed thereto in Section 9.2(3) hereof;

“Eligible Participants” has the meaning ascribed thereto in Section 2.3(1) hereof;

“Employment Agreement” means, with respect to any Participant, any written employment agreement between the Corporation or a Subsidiary and such Participant;

“Exercise Notice” means a notice in writing signed by a Participant and stating the Participant’s intention to exercise a particular Award, if applicable;

“Insider” has the meaning given to the term in Part I of the TSX Company Manual, as same may be amended, supplemented or replaced from time to time;

“Market Value” means at any date when the Market Value of Shares of the Corporation is to be determined, the volume weighted average trading price of the Shares during the five Trading Days prior to such date, calculated by dividing the total value by the total volume of Shares traded for the five Trading Days prior to such date on the TSX, or if the Shares are not listed on TSX, on the principal stock exchange on which the Shares are listed, or if the Shares are not listed on any stock exchange, the value as is determined solely by the Board, acting reasonably and in good faith;

“Notice of Redemption” means the written notice by a Participant, or the administrator or liquidator of the estate of the Participant, to the Corporation of the Participant’s wish to redeem his or her DSUs for cash or Shares;

“Option” means an option granted by the Corporation to a Participant entitling such Participant to acquire a designated number of Shares from treasury at the Option Price, subject to the provisions of this Plan;

“Option Agreement” means a written letter agreement between the Corporation and a Participant evidencing the grant of Options and the terms and conditions thereof;

“Option Price” has the meaning ascribed thereto in Section 4.2 hereof;

“Option Term” has the meaning ascribed thereto in Section 4.4(1) hereof;

“Participants” means Eligible Participants that are granted Awards under the Plan;

“Participant’s Account” means an account maintained for each Participant’s participation in DSUs and/or RSUs under the Plan;

“Performance Criteria” means criteria established by the Board which, without limitation, may include criteria based on the Participant’s personal performance and/or the financial performance of the Corporation and/or of its Affiliates, and that may be used to determine the vesting of the Awards, when applicable;

“Performance Period” means the period determined by the Board pursuant to Section 6.3 hereof;

“Person” means an individual, corporation, company, cooperative, partnership, trust, unincorporated association, entity with juridical personality or governmental authority or body, and pronouns which refer to a Person shall have a similarly extended meaning;

“Plan” means this Omnibus Long-Term Incentive Plan, as amended and restated from time to time;

“Restricted Share” means a Share granted to a Participant with such restrictions and conditions upon the Participant’s disposition of such Shares as may be determined by the Board at the time of the grant and granted in accordance with Article 3 hereof, subject to the provisions of this Plan;

“Restricted Share Agreement” means a written letter agreement between the Corporation and a Participant evidencing the grant of Restricted Shares and the terms and conditions thereof;

“Restriction Period” means the period determined by the Board pursuant to Section 6.4(1) hereof;

“Retention Award” means any payment to a Participant that is not payable periodically for services provided by the Participant, as determined by the Board from time to time, as provided in Article 8 hereof.

“Retention Award Agreement” means a written letter agreement between the Corporation and a Participant evidencing the grant of Retention Awards and the terms and conditions thereof;

“Retention Payment” means the retention payment specified in the Retention Award Agreement or Employment Agreement;

“RSU” means a right awarded by the Corporation to a Participant to receive a payment in the form of Shares as provided in Article 3 hereof, subject to the provisions of this Plan;

“RSU Agreement” means a written letter agreement between the Corporation and a Participant evidencing the grant of RSUs and the terms and conditions thereof;

“RSU Settlement Date” has the meaning determined in Section 6.6(1)(a);

“RSU Settlement Notice” means a notice by a Participant to the Corporation electing the desired form of settlement of vested RSUs.

“RSU Vesting Determination Date” has the meaning described thereto in Section 6.5 hereof;

“SAR” means a right granted to a Participant as provided in Article 7 hereof to receive, upon exercise by the Participant, the excess of (i) the Market Value of one Share on the date of exercise over (ii) the grant price of the right on the date of grant, or if granted in connection with an outstanding Option on the date of grant of the related Option, as specified by the Board in its sole discretion, which shall not be less than the Market Value of one Share on such date of grant of the right or the related Option, as the case may be, subject to the provisions of this Plan;

“SAR Agreement” means a written letter agreement between the Corporation and a Participant evidencing the grant of SARs and the terms and conditions thereof;

“SAR Price” has the meaning ascribed thereto in Section 7.2 hereof;

“SAR Term” has the meaning ascribed thereto in Section 7.4(1) hereof;

“Share Compensation Arrangement” means a stock option, stock option plan, employee stock purchase plan, long-term incentive plan or any other compensation or incentive mechanism involving the issuance or potential issuance of Shares to one or more full-time employees, directors, officers, insiders, service providers or consultants of the Corporation or a Subsidiary including a share purchase from treasury by a full-time employee, director, officer, insider, service provider or consultant which is financially assisted by the Corporation or a Subsidiary by way of a loan, guarantee or otherwise;

“Shares” means the common shares in the share capital of the Corporation;

“Subsidiary” means a corporation, company or partnership that is controlled, directly or indirectly, by the Corporation;

“Successor Corporation” has the meaning ascribed thereto in Section 10.1(3) hereof;

“Tax Act” means the Income Tax Act (Canada) and its regulations thereunder, as amended from time to time.

“Termination Date” means the date on which a Participant ceases to be an Eligible Person as a result of a termination of employment or retention with the Corporation or an Affiliate for any reason, including death, retirement, resignation or termination of service with or without Cause. For the purposes of the Plan, a Participant’s employment or retention with the Corporation or an Affiliate shall be considered to have terminated effective on the last day of the Participant’s actual and active employment or retention with the Corporation or Affiliate, whether such day is selected by agreement with the Participant, or unilaterally by the Participant or the Corporation or Affiliate, and whether with or without advance notice to the Participant. For the avoidance of doubt, and except as required by applicable employment standards legislation, no period of notice or pay in lieu of notice that is given or that ought to have been given under applicable law in respect of a termination of employment that follows or is in respect of a period after the Participant’s last day of actual and active employment shall be considered as extending the Participant’s period of employment for the purposes of determining their entitlement under the Plan.

“Trading Day” means any day on which the TSX is opened for trading;

“TSX” means the Toronto Stock Exchange; and

“Vested Awards” has the meaning described thereto in Section 9.2(2) hereof.

ARTICLE 2 — PURPOSE AND ADMINISTRATION OF THE PLAN; GRANTING OF AWARDS

Section 2.1           Purpose of the Plan.

(1)	The purpose of the Plan is to permit the Corporation to grant Awards to Eligible Participants, subject to certain conditions as hereinafter set forth, for the following purposes:

(a)	to increase the interest in the Corporation’s welfare of those Eligible Participants, who share responsibility for the management, growth and protection of the business of the Corporation or a Subsidiary;

(b)	to provide an incentive to such Eligible Participants to continue their services for the Corporation or a Subsidiary and to encourage such Eligible Participants whose skills, performance and loyalty to the objectives and interests of the Corporation or a Subsidiary are necessary or essential to its success, image, reputation or activities;

(c)	to reward the Participants for their performance of services while working for the Corporation or a Subsidiary; and

(d)	to provide a means through which the Corporation or a Subsidiary may attract and retain able Persons to enter its employment.

Section 2.2           Implementation and Administration of the Plan.

(1)	The Plan shall be administered and interpreted by the Board of Directors of the Corporation (the “Board”) or, if the Board by resolution so decides, by a committee appointed by the Board (the “Committee”) and consisting of not less than three (3) members of the Board. If a Committee is appointed for this purpose, all references to the term “Board” will be deemed to be references to the Committee.

(2)	The Board or, for greater certainty, the Committee, may, from time to time, as it may deem expedient, adopt, amend and rescind rules, regulations and policies for carrying out the provisions and purposes of the Plan, subject to any applicable rules of the TSX. Subject to the provisions of the Plan, the Board or, for greater certainty, the Committee, is authorized, in its sole discretion, to make such determinations under, and such interpretations of, and take such steps and actions in connection with, the proper administration of the Plan as it may deem necessary or advisable. The interpretation, construction and application of the Plan and any provisions hereof made by the Board or, for greater certainty, the Committee, shall be final and binding on all Eligible Participants.

(3)	No member of the Board or, for greater certainty, the Committee, shall be liable for any action or determination taken or made in good faith in the administration, interpretation, construction or application of the Plan or any Award granted hereunder.

(4)	Any determination approved by a majority of the Board or, for greater certainty, the Committee, shall be deemed to be a determination of that matter by the Board or, for greater certainty, the Committee.

(5)	Subject to the terms of this Plan and applicable law, the Board or, for greater certainty, the Committee, may delegate to one or more officers of the Corporation, or to a committee of such officers, the authority, subject to such terms and limitations as the Board or the Committee may determine, to grant, cancel, modify, waive rights with respect to, alter, discontinue, suspend or terminate Awards.

Section 2.3           Eligible Participants.

(1)	The Persons who shall be eligible to receive Awards (“Eligible Participants”) shall be the directors, officers, senior executives and other employees of the Corporation or a Subsidiary, and consultants and service providers providing ongoing services to the Corporation and its Affiliates. In determining Awards to be granted under the Plan, the Board shall give due consideration to the value of each Eligible Participant’s present and potential future contribution to the Corporation’s success. For greater certainty, a Person whose employment with the Corporation or a Subsidiary has ceased for any reason, or who has given notice or been given notice of such cessation, whether such cessation was initiated by such employee, the Corporation or such Subsidiary, as the case may be, shall cease to be eligible to receive Awards hereunder as of the date on which such Person provides notice to the Corporation or the Subsidiary, as the case may be, in writing or verbally, of such cessation, or on the Termination Date for any cessation of a Participant’s employment initiated by the Corporation.

(2)	Participation in the Plan shall be entirely voluntary and any decision not to participate shall not affect an Eligible Participant’s relationship or employment with the Corporation.

(3)	Notwithstanding any express or implied term of this Plan to the contrary, the granting of an Award pursuant to the Plan shall in no way be construed as a guarantee of employment by the Corporation to the Participant.

Section 2.4           Shares Subject to the Plan.

(1)	Subject to adjustment pursuant to provisions of Article 10 hereof, the total number of shares reserved and available for grant and issuance pursuant to Awards shall not exceed a number of Shares equal to ten percent (10%) of the total issued and outstanding Shares of the Corporation at the time of granting of Awards (on a non-diluted basis) or such other number as may be approved by the shareholders of the Corporation from time to time. Any increase in the issued and outstanding Shares (whether as a result of exercise of Awards or otherwise) will result in an increase in the number of Shares that may be issued on Awards outstanding at any time and any increase in the number of Awards granted will, upon exercise, make new grants available under the Plan.

(2)	Shares in respect of which an Award is granted under the Plan, but not exercised prior to the termination of such Award or not vested or delivered prior to the termination of such Award due to the expiration, termination or lapse of such Award, shall be available for Awards to be granted thereafter pursuant to the provisions of the Plan. All Shares issued pursuant to the exercise or the vesting of the Awards granted under the Plan shall be so issued as fully paid and non-assessable Shares.

(3)	The aggregate number of Shares (i) issued to Insiders under the Plan or any other proposed or established Share Compensation Arrangement within any one-year period and (ii) issuable to Insiders at any time under the Plan or any other proposed or established Share Compensation Arrangement, shall in each case not exceed ten percent (10%) of the issued and outstanding Shares (on a non-diluted basis).

Section 2.5           Granting of Awards.

(1)	Any Award granted under the Plan shall be subject to the requirement that if at any time counsel to the Corporation shall determine that the listing, registration or qualification of the Shares subject to such Award, if applicable, upon any securities exchange or under any law or regulation of any jurisdiction, or the consent or approval of any securities exchange or any governmental or regulatory body, is necessary as a condition of, or in connection with, the grant or exercise of such Award or the issuance or purchase of Shares thereunder, if applicable, such Award may not be accepted or exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained on conditions acceptable to the Board. Nothing herein shall be deemed to require the Corporation to apply for or to obtain such listing, registration, qualification, consent or approval.

(2)	Any Award granted under the Plan shall be subject to the requirement that the Corporation has the right to place any restriction or legend on any securities issued pursuant to this Plan including, but in no way limited to placing a legend to the effect that the securities have not been registered under the United States Securities Act of 1933 and may not be offered or sold in the United States of America unless registration or an exemption from registration is available.

(3)	Notwithstanding any provision of the Plan to the contrary, all Awards granted and Shares issued to Eligible Participants who are residents of the United States of America or otherwise subject to income taxation by the United States of America shall comply with and be subject to the terms and conditions of Addendum A (Terms and Conditions Applicable to United States Persons) attached to and incorporated in this Plan.

ARTICLE 3 — RESTRICTED SHARES

Section 3.1           Nature of Restricted Shares.

A Restricted Share is a Share with such restrictions and conditions placed upon the Share’s disposition by the Participant as the Board may determine at the time of grant. Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives.

Section 3.2           Restricted Share Awards.

Subject to the provisions herein set forth and any shareholder or regulatory approval which may be required, the Board shall, from time to time by resolution, in its sole discretion, (i) designate the Eligible Participants who may receive Restricted Shares under the Plan, (ii) fix the number of Restricted Shares, if any, to be granted to each Eligible Participant and the date or dates on which such Restricted Shares shall be granted, and (iii) determine the restrictions and conditions applicable to such Restricted Shares, the whole subject to the terms and conditions prescribed in this Plan.

Section 3.3           Payment to Participant.

(1)	The Corporation shall, as soon as possible after the grant of Restricted Shares, cause the transfer agent and registrar of the Shares to either:

(a)	deliver to the Participant a certificate in the name of the Participant representing in the aggregate such number of Shares as the Participant shall then be entitled to receive; or

(b)	in the case of Restricted Shares issued in uncertificated form, cause the issuance of the aggregate number of Restricted Shares as the Participant shall then be entitled to receive to be evidenced by a book position on the register of the shareholders of the Corporation maintained by the transfer agent and registrar of the Shares.

(2)	Each certificate representing Restricted Shares shall bear the following legend, as amended to reflect the restrictions and/or conditions placed upon the Shares’ disposition as the Board may determine at the time of grant:

“THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS IN ACCORDANCE WITH THE CORPORATION’S OMNIBUS LONG-TERM INCENTIVE PLAN DATED ‘, AND A RESTRICTED SHARE AGREEMENT DATED ‘. THE SECURITIES REPRESENTED HEREBY MAY NOT BE TRANSFERRED UNTIL ‘.”

(3)       Unless the Board shall otherwise determine,

(a)	uncertificated Restricted Shares shall be accompanied by a notation on the records of the Corporation or the transfer agent and registrar to the effect that they are subject to forfeiture until such Restricted Shares are vested as provided in Section 3.3(4) below; and

(b)	certificated Restricted Shares shall remain in the possession of the Corporation until such Restricted Shares have vested as provided in Section 3.3(4) below,

and the Participant shall be required, as a condition of the grant of such Restricted Shares, to deliver to the Corporation such instruments of transfer as the Board may prescribe.

(4)	The Board at the time of grant shall specify the date or dates and/or the restrictions and conditions on which the non-transferability of the Restricted Shares and the Corporation’s right of repurchase or forfeiture shall lapse. Subsequent to such date, or dates and/or the attainment of the restrictions and conditions, the Restricted Shares for which all restrictions have lapsed shall no longer be Restricted Shares and shall be deemed “vested”.

Section 3.4          Restricted Share Agreements.

The terms of the Restricted Shares shall be evidenced by a Restricted Share Agreement or included in an Employment Agreement, in such form not inconsistent with the Plan as the Board may from time to time determine, provided that the substance of Article 3 and Article 9 hereof be included therein. The Restricted Share Agreement shall contain such terms that may be considered necessary in order that the Restricted Shares will comply with any provisions respecting restricted securities in the income tax or other laws in force in any country or jurisdiction of which the Participant may from time to time be a resident or citizen or the rules of any regulatory body having jurisdiction over the corporation.

ARTICLE 4 — OPTIONS

Section 4.1          Nature of Options.

An Option is an option granted by the Corporation to a Participant entitling such Participant to acquire a designated number of Shares from treasury at the Option Price, subject to the provisions of this Plan.

Section 4.2          Option Awards.

Subject to the provisions set forth in this Plan and any shareholder or regulatory approval which may be required, the Board shall, from time to time by resolution, in its sole discretion, (i) designate the Eligible Participants who may receive Options under the Plan, (ii) fix the number of Options, if any, to be granted to each Eligible Participant and the date or dates on which such Options shall be granted, (iii) determine the price per Share to be payable upon the exercise of each such Option (the “Option Price”) and the relevant vesting provisions (including Performance Criteria, if applicable) and Option Term, the whole subject to the terms and conditions prescribed in this Plan, in any Option Agreement and any applicable rules of the TSX.

Section 4.3          Option Price.

The Option Price for Shares that are the subject of any Option shall be fixed by the Board when such Option is granted, but shall not be less than the Market Value of such Shares at the time of the grant.

Section 4.4          Option Term.

(1)	The Board shall determine, at the time of granting the particular Option, the period during which the Option is exercisable, commencing on the date such Option is granted to the Participant and ending as specified in this Plan, or in the Option Agreement, but in no event shall an Option expire on a date which is later than ten (10) years from the date the Option is granted (“Option Term”). Unless otherwise determined by the Board, all unexercised Options shall be cancelled at the expiry of such Options.

(2)	Should the expiration date for an Option fall within a Black-Out Period or within ten (10) Business Days following the expiration of a Black-Out Period, such expiration date shall be automatically extended without any further act or formality to that date which is the tenth Business Day after the end of the Black-Out Period, such tenth Business Day to be considered the expiration date for such Option for all purposes under the Plan. Notwithstanding Section 10.2 hereof, the ten (10) Business Day-period referred to in this Section 4.4 may not be extended by the Board.

Section 4.5          Exercise of Options.

(1)	Subject to the provisions of this Plan, a Participant shall be entitled to exercise an Option granted to such Participant at any time prior to the expiry of the Option Term, subject to vesting limitations which may be imposed by the Board at the time such Option is granted.

(2)	Prior to its expiration or earlier termination in accordance with the Plan, each Option shall be exercisable as to all or such part or parts of the optioned Shares and at such time or times and/or pursuant to the achievement of such Performance Criteria and/or other vesting conditions as the Board at the time of granting the particular Option, may determine in its sole discretion. For greater certainty, no Option shall be exercised by a Participant during a Black-Out Period.

Section 4.6          Method of Exercise and Payment of Purchase Price.

(1)	Subject to the provisions of the Plan, an Option granted under the Plan shall be exercisable (from time to time as provided in Section 4.5 hereof) by the Participant (or by the liquidator, executor or administrator, as the case may be, of the estate of the Participant) by delivering a fully completed Exercise Notice to the Corporation at its registered office to the attention of the Corporate Secretary of the Corporation (or the individual that the Corporate Secretary of the Corporation may from time to time designate) or give notice in such other manner as the Corporation may from time to time designate, which notice shall specify the number of Shares in respect of which the Option is being exercised and shall be accompanied by full payment, by cash, cheque or bank draft of the purchase price for the number of Shares specified therein. Unless otherwise determined by the Board the Corporation shall not offer financial assistance in regards to the exercise of an Option.

(2)	Upon the exercise of an Option, the Corporation shall, as soon as practicable after such exercise but no later than ten (10) Business Days following such exercise, forthwith cause the transfer agent and registrar of the Shares to either:

(a)	deliver to the Participant (or to the liquidator, executor or administrator, as the case may be, of the estate of the Participant) a certificate in the name of the Participant representing in the aggregate such number of Shares as the Participant (or to the liquidator, executor or administrator, as the case may be, of the estate of the Participant) shall have then paid for and as are specified in such Exercise Notice; or

(b)	in the case of Shares issued in uncertificated form, cause the issuance of the aggregate number of Shares as the Participant (or the liquidator, executor or administrator, as the case may be, of the estate of the Participant) shall have then paid for and as are specified in such Exercise Notice to be evidenced by a book position on the register of the shareholders of the Corporation to be maintained by the transfer agent and registrar of the Shares.

(3)	With the consent of the Board, a Participant may, rather than exercise the Option which the Participant is entitled to exercise under this Plan as provided above, elect to surrender such Option, in whole or in part and, in lieu of receiving the Shares to which the exercised Option relates, receive, as consideration for the surrender of such Option, the number of Shares, disregarding fractions, which, when multiplied by the Market Value of the Shares to which the exercised Option relates, have a value equal to the product of the number of Shares to which the exercised Option relates multiplied by the difference between the Market Value of such Shares and the Option Price of such Option, less any amount withheld on account of taxes in accordance with Section 11.2. The Corporation makes no representation to any Participant (or to the liquidator, executor or administrator, as the case may be, of the estate of the Participant) that it will waive or renounce its right to claim a deduction in respect of such payment.

Section 4.7          Option Agreements.

Options shall be evidenced by an Option Agreement or included in an Employment Agreement, in such form not inconsistent with the Plan as the Board may from time to time determine, provided that the substance of Article 4 and Article 9 hereof be included therein. The Option Agreement shall contain such terms that may be considered necessary in order that the Option will comply with any provisions respecting options in the income tax or other laws in force in any country or jurisdiction of which the Participant may from time to time be a resident or citizen or the rules of any regulatory body having jurisdiction over the corporation.

ARTICLE 5 — DEFERRED SHARE UNITS

Section 5.1          Nature of DSUs.

A DSU is an Award of phantom share units to an Eligible Participant, subject to restrictions and conditions as the Board may determine at the time of grant. Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives.

Section 5.2          Election to Participate.

Each Eligible Participant may elect, once each calendar year, to be paid a percentage of his or her annual retainer in the form of DSUs, with the balance being paid in cash. In the case of an existing Eligible Participant, the election must be completed, signed and delivered to the Corporation by the end of the fiscal year preceding the fiscal year to which such election is to apply. In the case of a new Eligible Participant, the election must be completed, signed and delivered to the Corporation as soon as possible, and, in any event, no later than thirty (30) days, after the Eligible Participant’s appointment, with such election to be effective on the first day of the fiscal quarter of the Corporation next following the date of the Corporation’s receipt of the election until the final day of the fiscal year of appointment. For the first year of the Plan, Eligible Participants must make such election as soon as possible, and, in any event, no later than thirty (30) days, after adoption of the Plan and the election shall be effective on the first day of the fiscal quarter of the Corporation next following the date of the Corporation’s receipt of the election until the final day of such fiscal year. If no election is made in respect of a particular fiscal year, the new or existing Eligible Participant will receive the annual retainer in cash.

Section 5.3          DSU Awards.

The number of DSUs that an Eligible Participant is entitled to receive in a fiscal year is based upon the percentage that the Eligible Participant has elected to receive in DSUs multiplied by the Participant’s annual retainer divided by the Market Value. At the discretion of the Board, fractional DSUs will not be issued and any fractional entitlements will be rounded down to the nearest whole number.

Section 5.4          Redemption of DSUs.

(1)	Each Participant shall be entitled to redeem his or her DSUs during the period commencing on the business day immediately following the Termination Date and ending on the 90th day following the Termination Date by providing a written Notice of Redemption to the Corporation. In the event of death of a Participant, the Notice of Redemption shall be filed by the administrator or liquidator of the estate of the Participant. The Notice of Redemption must specify an election to receive:

(a)	a cash payment equal to the number of DSUs credited to the Participant’s Account as of the Termination Date multiplied by the Market Value on the Termination Date, net of any applicable withholding taxes; or

(b)	Shares purchased on the Participant’s behalf on the open market by a Broker; or

(c)	a percentage of the DSUs paid out in cash and the remaining percentage of the DSUs paid out as Shares on the Participant’s behalf on the open market by a Broker.

In the event a Notice of Redemption is not provided by a Participant, such Participant will be deemed to have elected to receive a cash payment as provided for in Section 5.4(1)(a).

(2)	Where Shares are purchased on the open market on the Participant’s behalf, the Corporation will remit all or a portion of the final payment to the Broker, and the Broker will be required to (within ten (10) business days) use the amount to purchase Shares in the open market on the TSX or any other stock exchange on which the Shares are traded. The number of Shares will be computed by taking the number of DSUs that the Participant elected to receive in Shares, net of the number of DSUs that would equal to any applicable withholding taxes. Any Shares acquired by the Broker from all or a portion of the final payment and any cash remaining therefrom shall be delivered directly to the Participant forthwith as soon as practicable upon completion of such purchases. The Corporation will pay all brokerage fees arising in connection with the purchase of Shares by the Broker in accordance with the Plan.

(3)	The Corporation will make all of the payments described in this Article 5 (referred to hereinafter as the “Final Payment”) to the Participant or the Broker, within 120 days of the Termination Date. Upon making such payment to the Participant or the Broker, the DSUs upon which such payment was based shall be cancelled and no further payments shall be made from the Plan in relation to such DSUs.

Section 5.5          Award of Dividend Equivalents.

Dividend Equivalents will be awarded in respect of DSUs in a Participant’s Account on the same basis as dividends declared and paid on Shares as if the Participant was a shareholder of record of Shares on the relevant record date. These Dividend Equivalents will be credited to the Participant’s Account as additional DSUs (or fractions thereof), with the number of additional DSUs based on (a) the actual amount of dividends that would have been paid if the Participant had held Shares under the Plan on the applicable record date divided by (b) the Market Value per Share on the date on which the dividends on Shares are payable. For greater certainty, no DSUs representing Dividend Equivalents will be credited to a Participant’s Account in relation to DSUs that have been previously cancelled or paid out of the Plan and all additional DSUs credited as a result of a Dividend Equivalent will be credited at the same time as any applicable Final Payment.

Section 5.6          Unfunded Plan.

Unless otherwise determined by the Board, this Plan shall be unfunded. To the extent any Participant or his or her estate holds any rights by virtue of a grant of DSUs under this Plan, such rights (unless otherwise determined by the Board) shall be no greater than the rights of an unsecured creditor of the Corporation. Notwithstanding the foregoing, any determinations made shall be such that the Plan continuously meets the requirements of paragraph 6801(d) of the Income Tax Regulations, adopted under the Tax Act or any successor provision thereto.

Section 5.7          DSU Agreements.

DSUs shall be evidenced by a DSU Agreement or included in an Employment Agreement, in such form not inconsistent with the Plan as the Board may from time to time determine, provided that the substance of Article 5 and Article 9 hereof be included therein. The DSU Agreement shall contain such terms that may be considered necessary in order that the DSU will comply with any provisions respecting deferred share units in the income tax or other laws in force in any country or jurisdiction of which the Participant may from time to time be a resident or citizen or the rules of any regulatory body having jurisdiction over the corporation.

ARTICLE 6 — RESTRICTED SHARE UNITS

Section 6.1          Nature of RSUs.

A RSU is an Award entitling the recipient to acquire Shares, at such purchase price (which may be zero) as determined by the Board, subject to such restrictions and conditions as the Board may determine at the time of grant. Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives.

Section 6.2          RSU Awards.

(1)	Subject to the provisions herein set forth and any shareholder or regulatory approval which may be required, the Board shall, from time to time by resolution, in its sole discretion, (i) designate the Eligible Participants who may receive RSUs under the Plan, (ii) fix the number of RSUs, if any, to be granted to each Eligible Participant and the date or dates on which such RSUs shall be granted, and (iii) determine the relevant conditions and vesting provisions (including the applicable Performance Period and Performance Criteria, if any) and Restriction Period of such RSUs, the whole subject to the terms and conditions prescribed in this Plan and in any RSU Agreement.

(2)	The RSUs are structured so as to be considered to be a plan described in section 7 of the Tax Act or any successor provision thereto.

(3)	Subject to the vesting and other conditions and provisions herein set forth and in the RSU Agreement, each RSU awarded to a Participant shall entitle the Participant, at his or her election, to receive one Share issued from treasury or the Cash Equivalent at any time beginning on the first Business Day following their RSU Vesting Determination Date but no later than the RSU Settlement Date.

Section 6.3          Restriction Period.

The applicable restriction period in respect of a particular RSU award shall be determined by the Board but in all cases shall end no later than December 31 of the calendar year which is three (3) years after the calendar year in which the Award is granted (“Restriction Period”). For example, the Restriction Period for a grant made in June 2018 shall end no later than December 31, 2021. Subject to the Board’s determination, any vested RSUs with respect to a Restriction Period will be paid to Participants in accordance with Article 5, no later than the end of the Restriction Period. Unless otherwise determined by the Board, all unvested RSUs shall be cancelled on the RSU Vesting Determination Date (as such term is defined in Section 6.5) and, in any event, no later than the last day of the Restriction Period.

Section 6.4          Performance Criteria and Performance Period.

(1)	For each award of RSUs, the Board shall establish the period in which any Performance Criteria and other vesting conditions must be met in order for a Participant to be entitled to receive Shares in exchange for all or a portion of the RSUs held by such Participant (the “Performance Period”), provided that such Performance Period may not expire after the end of the Restriction Period, being no longer than three (3) years after the financial year in which the Award was granted. For example, a Performance Period determined by the Board to be for a period of three (3) financial years will start on the first day of the financial year in which the award is granted and will end on the last day of the second financial year after the year in which the grant was made. In such a case, for a grant made on August 5, 2018, the Performance Period will start on August 1, 2018 and will end on July 31, 2020.

(2)	For each award of RSUs, the Board shall establish any Performance Criteria and other vesting conditions which must be met during the Performance Period in order for a Participant to be entitled to receive Shares in exchange for his or her RSUs.

Section 6.5          RSU Vesting Determination Date.

The vesting determination date means the date on which the Board determines if the Performance Criteria and/or other vesting conditions with respect to a RSU have been met (the “RSU Vesting Determination Date”), and as a result, establishes the number of RSUs that become vested, if any. For greater certainty, the RSU Vesting Determination Date must fall after the end of the Performance Period, if any, but no later than the last day of the Restriction Period.

Section 6.6          Settlement of RSUs.

(1)	Except as otherwise provided in the RSU Agreement, in the event that the vesting conditions, the Performance Criteria and Performance Period, if applicable, of an RSU are satisfied:

(a)	all of the vested RSUs covered by a particular grant may, subject to Section 6.6(4), be settled at any time beginning on the first Business Day following their RSU Vesting Determination Date but no later than the date that is ten (10) years from their RSU Vesting Determination Date (the “RSU Settlement Date”);

(b)	a Participant is entitled to deliver to the Corporation, on or before the RSU Settlement Date, an RSU Settlement Notice in respect of any or all vested RSUs held by such Participant; and

(c)	in the RSU Settlement Notice, the Participant will elect, in such Participant’s sole discretion, including with respect to any fractional RSUs, to settle vested RSUs for their Cash Equivalent, Shares issued from treasury, or a combination thereof.

(2)	Subject to Section 6.6(4), settlement of RSUs shall take place promptly following the RSU Settlement Date and take the form set out in the RSU Settlement Notice through:

(a)	in the case of settlement of RSUs for their Cash Equivalent, delivery of a cheque to the Participant representing the Cash Equivalent;

(b)	in the case of settlement of RSUs for Shares, delivery of a share certificate to the Participant or the entry of the Participant’s name on the share register for the Shares (or in the case of Shares issued in uncertificated form, cause the issuance of the aggregate number of Shares as the Participant shall then be entitled to receive to be evidenced by a book position on the register of the shareholders of the Corporation maintained by the transfer agent and registrar of the Shares); or

(c)	in the case of settlement of the RSUs for a combination of Shares and the Cash Equivalent, a combination of (a) and (b) above.

(3)	If an RSU Settlement Notice is not received by the Corporation on or before the RSU Settlement Date, settlement shall take the form of Shares issued from treasury as set out in Section 6.7(2).

(4)	Notwithstanding any other provision of this Plan, in the event that an RSU Settlement Date falls during a Black-Out Period or other trading restriction imposed by the Corporation and the Participant has not delivered an RSU Settlement Notice, then such RSU Settlement Date shall be automatically extended to the tenth (10th) Business Day following the date that such Black-Out Period or other trading restriction is lifted, terminated or removed.

Section 6.7          Determination of Amounts.

(1)	Cash Equivalent of RSUs. For purposes of determining the Cash Equivalent of RSUs to be made pursuant to Section 6.6, such calculation will be made on the RSU Settlement Date and shall equal the Market Value on the RSU Settlement Date multiplied by the number of vested RSUs in the Participant’s Account which the Participant desires to settle in cash pursuant to the RSU Settlement Notice.

(2)	Payment in Shares; Issuance of Shares from Treasury. For the purposes of determining the number of Shares from treasury to be issued and delivered to a Participant upon settlement of RSUs pursuant to Section 6.6, such calculation will be made on the RSU Settlement Date and be the whole number of Shares equal to the whole number of vested RSUs then recorded in the Participant’s Account which the Participant desires to settle pursuant to the RSU Settlement Notice. Shares issued from treasury will be issued in consideration for the past services of the Participant to the Corporation and the entitlement of the Participant under this Plan shall be satisfied in full by such issuance of Shares.

Section 6.8          RSU Agreements.

RSUs shall be evidenced by a RSU Agreement or included in an Employment Agreement, in such form not inconsistent with the Plan as the Board may from time to time determine, provided that the substance of Article 6 and Article 9 hereof be included therein. The RSU Agreement shall contain such terms that may be considered necessary in order that the RSU will comply with any provisions respecting restricted share units in the income tax or other laws in force in any country or jurisdiction of which the Participant may from time to time be a resident or citizen or the rules of any regulatory body having jurisdiction over the corporation.

ARTICLE 7 — SHARE APPRECIATION RIGHTS

Section 7.1          Nature of SARs.

A SAR is an Award entitling the recipient to receive Shares having a value equal to the excess of (i) the Market Value of one Share on the date of exercise over (ii) the grant price of the right on the date of grant, or if granted in connection with an outstanding Option on the date of grant of the related Option, as specified by the Board in its sole discretion, which shall not be less than the Market Value of one Share on such date of grant of the right or the related Option, as the case may be, multiplied by the number of Shares with respect to which the SAR shall have been exercised.

Section 7.2          SAR Awards.

Subject to the provisions herein set forth and any shareholder or regulatory approval which may be required, the Board shall, from time to time by resolution, in its sole discretion, (i) designate the Eligible Participants who may receive SAR Awards under the Plan, (ii) fix the number of SAR Awards to be granted to each Eligible Participant and the date or dates on which such SAR Awards shall be granted, and (iii) determine the price per Share to be payable upon the vesting of each such SAR (the “SAR Price”) and the relevant conditions and vesting provisions (including the applicable Performance Period and Performance Criteria, if any) and the SAR Term, the whole subject to the terms and conditions prescribed in this Plan and in any SAR Agreement.

Section 7.3          SAR Price.

The SAR Price for the Shares that are the subject of any SAR shall be fixed by the Board when such SAR is granted, but shall not be less than the Market Value of such Shares at the time of the grant.

Section 7.4          SAR Term.

(1)	The Board shall determine, at the time of granting the particular SAR, the period during which the SAR is exercisable, which shall not be more than ten (10) years from the date the SAR is granted (“SAR Term”) and the vesting schedule of such SAR, which will be detailed in the respective SAR Agreement. Unless otherwise determined by the Board, all unexercised SARs shall be cancelled at the expiry of such SAR.

(2)	Should the expiration date for a SAR fall within a Black-Out Period or within ten (10) Business Days following the expiration of a Black-Out Period, such expiration date shall be automatically extended without any further act or formality to that date which is the tenth (10th) Business Day after the end of the Black-Out Period, such tenth (10th) Business Day to be considered the expiration date for such SAR for all purposes under the Plan. Notwithstanding Section 10.2 hereof, the ten (10) Business Day-period referred to in this Section 7.4 may not be extended by the Board.

Section 7.5          Exercise of SARs.

Prior to its expiration or earlier termination in accordance with the Plan, each SAR shall be exercisable as to all or such part or parts of the granted Shares and at such time or times and/or pursuant to the achievement of such Performance Criteria and/or other vesting conditions as the Board at the time of granting the particular SAR, may determine in its sole discretion. For greater certainty, no SAR shall be exercised by a Participant during a Black-Out Period.

Section 7.6          Method of Exercise and Payment of Purchase Price.

(1)	Subject to the provisions of the Plan, a SAR granted under the Plan shall be exercisable (from time to time as provided in Section 7.5 hereof) by the Participant (or by the liquidator, executor or administrator, as the case may be, of the estate of the Participant) by delivering a fully completed Exercise Notice to the Corporation at its registered office to the attention of the Corporate Secretary of the Corporation (or to the individual that the Corporate Secretary of the Corporation may from time to time designate) or give notice in such other manner as the Corporation may from time to time designate, no less than three (3) business days in advance of the effective date of the proposed exercise, which notice shall specify the number of Shares with respect to which the SAR is being exercised and the effective date of the proposed exercise.

(2)	The exercise of a SAR with respect to any number of Shares shall entitle the Participant to Shares equal to the excess of the Market Value of a Share on the effective date of such exercise over the per share SAR Price.

(3)	Upon the exercise, the Corporation shall, as soon as practicable after such exercise but no later than ten (10) Business Days following such exercise, forthwith cause the transfer agent and registrar of the Shares to either:

(a)	deliver to the Participant (or to the liquidator, executor or administrator, as the case may be, of the estate of the Participant) a certificate in the name of the Participant representing in the aggregate such number of Shares as the Participant (or to the liquidator, executor or administrator, as the case may be, of the estate of the Participant) shall be entitled to receive (unless the Participant intends to simultaneously dispose of any such Shares); or

(b)	in the case of Shares issued in uncertificated form, cause the issuance of the aggregate number of Shares as the Participant (or the liquidator, executor or administrator, as the case may be, of the estate of the Participant) shall be entitled to receive to be evidenced by a book position on the register of the shareholders of the Corporation to be maintained by the transfer agent and registrar of the Shares.

Section 7.7          SAR Agreements.

SARs shall be evidenced by a SAR Agreement or included in an Employment Agreement, in such form not inconsistent with the Plan as the Board may from time to time determine, provided that the substance of Article 7 and Article 9 hereof be included therein. The SAR Agreement shall contain such terms that may be considered necessary in order that the SAR will comply with any provisions respecting stock appreciation rights in the income tax or other laws in force in any country or jurisdiction of which the Participant may from time to time be a resident or citizen or the rules of any regulatory body having jurisdiction over the corporation.

ARTICLE 8 — RETENTION AWARDS

Section 8.1          Nature of Retention Awards.

Retention Awards are any payment to an Eligible Participant that is not payable periodically for services provided by the Eligible Participant, as determined by the Board from time to time.

Section 8.2          Retention Awards.

(1)	Subject to the provisions herein set forth, the Board shall, from time to time by resolution, in its sole discretion, (i) designate the Eligible Participants who may receive Retention Awards under the Plan, (ii) fix the number of Retention Awards, if any, to be granted to each Eligible Participant and the date or dates on which such Retention Awards shall be granted, and (iii) determine the relevant conditions and vesting provisions (including the applicable Performance Period and Performance Criteria, if any) of such Retention Awards, the whole subject to the terms and conditions prescribed in this Plan and in any Retention Award Agreement or Employment Agreement.

(2)	Subject to the vesting and other conditions and provisions herein set forth and in the Retention Award Agreement or Employment Agreement, each Retention Award awarded to a Participant shall entitle the Participant to receive, on the vesting date of the Retention Award, such number of Shares, disregarding fractions, which, when multiplied by the Market Value of the Shares on the vesting date of the Retention Award, to which the Retention Awards relate, have a value equal to the Retention Payment, less any amount withheld on account of income taxes, which withheld income taxes will be remitted by the Corporation.

Section 8.3          Payment to Participant.

In the event that the vesting conditions of a Retention Award are satisfied, the Corporation shall, as soon as possible after the date of vesting of the Retention Awards cause the transfer agent and registrar of the Shares to either:

(a)	deliver to the Participant (or to the liquidator, executor or administrator, as the case may be, of the estate of the Participant) a certificate in the name of the Participant representing in the aggregate such number of Shares as the Participant (or to the liquidator, executor or administrator, as the case may be, of the estate of the Participant) shall be entitled to receive (unless the Participant intends to simultaneously dispose of any such Shares); or

(b)	in the case of Shares issued in uncertificated form, cause the issuance of the aggregate number of Shares as the Participant (or the liquidator, executor or administrator, as the case may be, of the estate of the Participant) shall be entitled to receive to be evidenced by a book position on the register of the shareholders of the Corporation to be maintained by the transfer agent and registrar of the Shares.

Section 8.4          Retention Award Agreements.

Retention Awards shall be evidenced by a Retention Award Agreement or included in an Employment Agreement, in such form not inconsistent with the Plan, as the Board may from time to time determine, provided that the substance of Article 8 and Article 9 hereof be included therein. The Retention Award Agreement shall contain such terms that may be considered necessary in order that the Retention Award will comply with any provisions respecting such awards in the income tax or other laws in force in any country or jurisdiction of which the Participant may from time to time be a resident or citizen or the rules of any regulatory body having jurisdiction over the Corporation.

ARTICLE 9 — GENERAL CONDITIONS

Section 9.1          General Conditions applicable to Awards.

Each Award, as applicable, shall be subject to the following conditions:

(1)	Employment - The granting of an Award to a Participant shall not impose upon the Corporation or a Subsidiary any obligation to retain the Participant in its employ in any capacity. For greater certainty, the granting of Awards to a Participant shall not impose any obligation on the Corporation to grant any awards in the future nor shall it entitle the Participant to receive future grants.

(2)	Rights as a Shareholder - Neither the Participant nor such Participant’s personal representatives or legatees shall have any rights whatsoever as shareholder in respect of any Shares covered by such Participant’s Awards until the date of issuance of a share certificate to such Participant (or to the liquidator, executor or administrator, as the case may be, of the estate of the Participant). Without in any way limiting the generality of the foregoing, no adjustment shall be made for dividends or other rights for which the record date is prior to the date such share certificate is issued.

(3)	Conformity to Plan – In the event that an Award is granted or an Award Agreement is executed which does not conform in all particulars with the provisions of the Plan, or purports to grant Awards on terms different from those set out in the Plan, the Award or the grant of such Award shall not be in any way void or invalidated, but the Award so granted will be adjusted to become, in all respects, in conformity with the Plan.

(4)	Transferrable Awards – Awards granted under this Plan shall be transferrable or assignable only to a “permitted assign” and shall be exercisable only by the Participant or his or her permitted assign. For the purposes hereof, “permitted assign” means for such Participant:

(a)	a trustee, custodian or administrator acting on behalf, or for the benefit, of the Participant;

(b)	a holding entity of the Participant;

(c)	a registered retirement savings plan (“RRSP”) or registered retirement income fund (“RRIF”) of the Participant, as such terms are defined in the Tax Act;

(d)	a spouse of the Participant (the “Spouse”);

(e)	a trustee, custodian or administrator acting on behalf, or for the benefit, of the Spouse;

(f)	a holding entity of the Spouse; or

(g)	an RRSP or RRIF of the Spouse.

Section 9.2          General Conditions applicable to Options, SARs and Retention Awards.

Each Option, SAR or Retention Award, as applicable, shall be subject to the following conditions:

(1)	Termination for Cause. Upon a Participant ceasing to be an Eligible Participant for Cause, any Option, SAR or Retention Award or the unexercised or unvested portion thereof, as applicable, when granted to such Participant shall terminate on the effective date of the termination as specified in the notice of termination. For the purposes of the Plan, the Corporation and the Board, in their absolute discretion, shall determine the effect of all matters and questions relating to whether a Participant has been discharged for Cause, and the determination by the Corporation or the Board that a Participant has been discharged for Cause shall be binding on the Participant.

(2)	Death. If a Participant dies while in his or her capacity as an Eligible Participant, any vested Option, SAR or Retention Award or the unexercised portion thereof, granted to such Participant may be exercised by the liquidator, executor or administrator, as the case may be, of the estate of the Participant for that number of Shares only which such Participant was entitled to acquire under the respective Options, SARs or Retention Awards (the “Vested Awards”) on the date of such Participant’s death. Such Vested Award shall only be exercisable within one (1) year after the Participant’s death or prior to the expiration of the original term of the Options, SARs or Retention Awards, as applicable, whichever occurs earlier. All Options, SARs or Retention Awards or the unexercised or unvested portion thereof, as applicable, other than such Vested Awards on the date of such Participant’s death, will be cancelled on the date of such Participant’s death.

(3)	Disability. Upon a Participant ceasing to be an Eligible Participant by reason of Disability or upon a Participant becoming eligible to receive long-term disability benefits, any Option, SAR or Retention Award or the unexercised portion thereof, granted to such Participant may be exercised by such Participant or his/her representative as the rights to exercise accrue. Such Option, SAR or Retention Award shall only be exercisable (i) within three (3) years after such cessation or (ii) the effective date on which the Participant becomes eligible to receive long-term disability benefits (provided that, for greater certainty, such effective date shall be confirmed in writing to the Corporation by the insurance company providing such long-term disability benefits) (the “Eligibility Date”)) or (iii) prior to the expiration of the original term of the Option, SAR or Retention Award, whichever occurs earlier. All Options, SARs or Retention Awards or the unexercised or unvested portion thereof, as applicable, on the date that is three (3) years after such cessation, will be cancelled on such date. For the purposes of the Plan, the Corporation and the Board, in their absolute discretion, shall determine the effect of all matters and questions relating to whether a Participant has a Disability, and the determination by the Corporation or the Board that a Participant has a Disability shall be binding on the Participant. The Corporation and the Board may rely on any determination that a Participant is disabled for purposes of benefits under any long-term disability plan maintained by the Company or any Affiliate in which a Participant participates.

(4)	Termination or Cessation. In the case of a Participant ceasing to be an Eligible Participant for any reason (other than for Cause, death or Disability) the right to exercise an Option, SAR or Retention Award shall be limited to and shall expire on the earlier of one year after the Termination Date, or the expiry date of the Award set forth in the Award Agreement, to the extent such Award was exercisable by the Participant on the Termination Date. For purposes of the Plan, no termination of employment by a Participant who is an employee of the Corporation or a Subsidiary shall be deemed to result from, and a Participant shall not cease to be an Eligible Participant as a result of, either (a) a transfer of employment from the Corporation or a Subsidiary to an Affiliate or from one Affiliate to another Affiliate as employer of the Participant, or (b) a leave of absence, if the Employee’s right to reemployment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Board otherwise so provides in writing.

Section 9.3          General Conditions applicable to RSUs.

Each RSU shall be subject to the following conditions:

(1)	Termination for Cause; Resignation. Upon a Participant ceasing to be an Eligible Participant for Cause or the Participant’s resignation from employment with the Corporation or a Subsidiary, the Participant’s participation in the Plan shall be terminated immediately, all RSUs credited to such Participant’s Account that have not vested shall be forfeited and cancelled, and the Participant’s rights to Shares that relate to such Participant’s unvested RSUs shall be forfeited and cancelled on the Termination Date. For the purposes of the Plan, the Corporation and the Board, in their absolute discretion, shall determine the effect of all matters and questions relating to whether a Participant has been discharged for Cause, and the determination by the Corporation or the Board that a Participant has been discharged for Cause shall be binding on the Participant.

(2)	Cessation of Employment. Except as otherwise determined by the Board from time to time, at its sole discretion, upon a Participant’s (i) retirement, (ii) employment with the Corporation or a Subsidiary being terminated by the Corporation or a Subsidiary for reasons other than for Cause,

(iii)   employment with the Corporation or a Subsidiary being terminated by reason of Disability or

(iv)  becoming eligible to receive long-term disability benefits, the Participant’s participation in the Plan shall be terminated immediately (provided that, for the Participant becoming eligible to receive long-term disability benefits, such termination shall occur on the Eligibility Date), provided that all unvested RSUs in the Participant’s Account as of such date relating to a Restriction Period in progress shall remain in effect until the applicable RSU Vesting Determination Date.

(3)	Retirement. In the case of a Participant’s retirement, this Section (3) shall not apply to a Participant in the event such Participant, directly or indirectly, in any capacity whatsoever, alone, through or in connection with any person, carries on or becomes employed by, engaged in or otherwise commercially involved in, any activity or business in the cannabis industry prior to the applicable RSU Vesting Determination Date. In such event, Section 9.3(2) shall apply to such Participant.

(a)	If, on the RSU Vesting Determination Date, the Board determines that the vesting conditions were not met for such RSUs, then all unvested RSUs credited to such Participant’s Account shall be forfeited and cancelled and the Participant’s rights to Shares that relate to such unvested RSUs shall be forfeited and cancelled.

(b)	If, on the RSU Vesting Determination Date, the Board determines that the vesting conditions were met for such RSUs, the Participant shall be entitled to receive that number of Shares equal to the number of RSUs outstanding in the Participant’s Account in respect of such Restriction Period multiplied by a fraction, the numerator of which shall be the number of completed months of service of the Participant with the Corporation or a Subsidiary during the applicable Performance Period, if any, as of the date of the Participant’s retirement, termination or Eligibility Date and the denominator of which shall be equal to the total number of months included in the applicable Performance Period, if any (which calculation shall be made on the applicable RSU Vesting Determination Date) and the Corporation shall distribute such number of Shares to the Participant as soon as practicable thereafter, but no later than the end of the Restriction Period, the Corporation shall debit the corresponding number of RSUs from such Participant’s Account, and the Participant’s rights to all other Shares that relate to such Participant’s RSUs shall be forfeited and cancelled.

(4)	Death. Except as otherwise determined by the Board from time to time, at their sole discretion, upon the death of a Participant, the Participant’s participation in the Plan shall be terminated immediately, provided that all unvested RSUs in the Participant’s Account as of such date relating to a Restriction Period in progress shall remain in effect until the applicable RSU Vesting Determination Date or any earlier date as may be determined by the Board.

(a)	If, on the applicable RSU Vesting Determination Date or any earlier date as may be determined by the Board, the Board determines that the vesting conditions were not met for such RSUs, then all unvested RSUs credited to such Participant’s Account shall be forfeited and cancelled and the Participant’s rights to Shares (or cash or a combination of Shares and cash as permitted under this Plan) that relate to such unvested RSUs shall be forfeited and cancelled.

(b)	If, on the applicable RSU Vesting Determination Date or any earlier date as may be determined by the Board, the Board determines that the vesting conditions were met, the liquidator, executor or administrator, as the case may be, of the estate of the Participant shall be entitled to receive that number of Shares equal to the number of RSUs outstanding in the Participant’s Account in respect of such Restriction Period multiplied by a fraction, the numerator of which shall be the number of completed months of service of the Participant with the Corporation or a Subsidiary during the applicable Performance Period, if any, as of the date of death of the Participant and the denominator of which shall be equal to the total number of months included in the applicable Performance Period, if any (which calculation shall be made on the applicable RSU Vesting Determination Date or any earlier date as may be determined by the Board) and the Corporation shall distribute such number of Shares to the liquidator, executor or administrator, as the case may be, of the estate of the Participant as soon as practicable thereafter but no later than the end of the Restriction Period, the Corporation shall debit the corresponding number of RSUs from such deceased Participant’s Account, and the Participant’s right to all other Shares that relate to such deceased Participant’s RSUs shall be forfeited and cancelled.

(5)	Leave of Absence. Except as otherwise determined by the Board from time to time, at their sole discretion, upon a Participant electing a voluntary leave of absence, the Participant’s participation in the Plan shall be terminated immediately, provided that all unvested RSUs in the Participant’s Account as of such date relating to a Restriction Period in progress shall remain in effect until the applicable RSU Vesting Determination Date.

(a)	If, on the applicable RSU Vesting Determination Date, the Board determines that the vesting conditions were not met for such RSUs, then all unvested RSUs credited to such Participant’s Account shall be forfeited and cancelled and the Participant’s rights to Shares (or cash or a combination of Shares and cash as permitted under this Plan) that relate to such unvested RSUs shall be forfeited and cancelled.

(b)	If, on the applicable RSU Vesting Determination Date, the Board determines that the vesting conditions were met, the Participant shall be entitled to receive that number of Shares equal to the number of RSUs outstanding in the Participant’s Account in respect of such Restriction Period multiplied by a fraction, the numerator of which shall be the number of completed months of service of the Participant with the Corporation or a Subsidiary during the relevant Performance Period, if any, as of the date the Participant elects for a voluntary leave of absence and the denominator of which shall be equal to the total number of months included in the relevant Performance Period, if any (which calculation shall be made on the applicable RSU Vesting Determination Date) and the Corporation shall distribute such number of Shares (or cash or a combination of Shares and cash as permitted under this Plan) to the Participant as soon as practicable thereafter but no later than the end of the applicable Restriction Period, the Corporation shall debit the corresponding number of RSUs from such Participant’s Account, and the Participant’s right to all other Shares that relate to such Participant’s RSUs shall be forfeited and cancelled.

(c)	Subject to applicable laws, the Board may decide, at their sole discretion that Section 9.3(5) should not apply to a voluntary leave of absence granted to a Participant by the Corporation for a period of twelve (12) months or less. In such event, all unvested RSUs in such Participant’s Account as of such date relating to a Restriction Period in progress shall remain in effect until the applicable RSU Vesting Determination Date.

(6)	General. For greater certainty, where (i) a Participant’s employment with the Corporation or a Subsidiary is terminated pursuant to Section 9.3(1), Section 9.3(2) or Section 9.3(4) hereof or (ii) a Participant elects for a voluntary leave of absence pursuant to Section 9.3(5) hereof following the satisfaction of all vesting conditions in respect of particular RSUs but before receipt of the corresponding distribution or payment in respect of such RSUs, the Participant shall remain entitled to such distribution or payment.

Section 9.4          General Conditions applicable to Restricted Shares.

(1)	Upon a Participant ceasing to be an Eligible Participant for any reason, any Restricted Shares that have not vested at such time shall automatically and without any requirement of notice to such Participant, or other action by or on behalf of the Corporation, be deemed to have been reacquired by the Corporation from such Participant, and thereafter shall cease to represent any ownership in the Corporation by the Participant or rights of the Participant as a shareholder of the Corporation. Following such deemed reacquisition, the Participant shall surrender any certificates representing Restricted Shares in such Participant’s possession to the Corporation upon request without consideration.

ARTICLE 10 — ADJUSTMENTS, AMENDMENTS AND TERM OF PLAN

Section 10.1 Adjustment to Shares Subject to Outstanding Awards.

(1)	In the event of any subdivision of the Shares into a greater number of Shares at any time after the grant of an Award to a Participant and prior to the expiration of the term of such Award, the Corporation shall deliver to such Participant, at the time of any subsequent exercise or vesting of such Award in accordance with the terms hereof, in lieu of the number of Shares to which such Participant was theretofore entitled upon such exercise or vesting of such Award, but for the same aggregate consideration payable therefor, such number of Shares as such Participant would have held as a result of such subdivision if on the record date thereof the Participant had been the registered holder of the number of Shares to which such Participant was theretofore entitled upon such exercise or vesting of such Award.

(2)	In the event of any consolidation of Shares into a lesser number of Shares at any time after the grant of an Award to any Participant and prior to the expiration of the term of such Award, the Corporation shall deliver to such Participant at the time of any subsequent exercise or vesting of such Award in accordance with the terms hereof in lieu of the number of Shares to which such Participant was theretofore entitled upon such exercise or vesting of such Award, but for the same aggregate consideration payable therefor, such number of Shares as such Participant would have held as a result of such consideration if on the record date thereof the Participant had been the registered holder of the number of Shares to which such Participant was theretofore entitled upon such exercise or vesting of such Award.

(3)	If at any time after the grant of an Award to any Participant and prior to the expiration of the term of such Award, the Shares shall be reclassified, reorganized or otherwise changed, otherwise than as specified in Section 10.1(1) or Section 10.1(2) hereof or, subject to the provisions of Section 10.2(3) hereof, the Corporation shall consolidate, merge or amalgamate with or into another corporation (the corporation resulting or continuing from such consolidation, merger or amalgamation being herein called the “Successor Corporation”), the Participant shall be entitled to receive upon the subsequent exercise or vesting of Award, in accordance with the terms hereof and shall accept in lieu of the number of Shares then subscribed for but for the same aggregate consideration payable therefor, the aggregate number of shares of the appropriate class or other securities of the Corporation or the Successor Corporation (as the case may be) or other consideration from the Corporation or the Successor Corporation (as the case may be) that such Participant would have been entitled to receive as a result of such reclassification, reorganization or other change of shares or, subject to the provisions of Section 10.2(3) hereof, as a result of such consolidation, merger or amalgamation, if on the record date of such reclassification, reorganization or other change of shares or the effective date of such consolidation, merger or amalgamation, as the case may be, such Participant had been the registered holder of the number of Shares to which such Participant was immediately theretofore entitled upon such exercise or vesting of such Award.

(4)	If, at any time after the grant of an Award to any Participant and prior to the expiration of the term of such Award, the Corporation shall make a distribution to all holders of Shares or other securities in the capital of the Corporation, or cash, evidences of indebtedness or other assets of the Corporation (excluding an ordinary course dividend in cash or shares, but including for greater certainty shares or equity interests in a Subsidiary or business unit of the Corporation or one of its Subsidiaries or cash proceeds of the disposition of such a Subsidiary or business unit), or should the Corporation effect any transaction or change having a similar effect, then the price or the number of Shares to which the Participant is entitled upon exercise or vesting of Award shall be adjusted to take into account such distribution, transaction or change. The Board shall determine the appropriate adjustments to be made in such circumstances in order to maintain the Participants’ economic rights in respect of their Awards in connection with such distribution, transaction or change.

Section 10.2   Amendment or Discontinuance of the Plan.

(1)	The Board may amend the Plan or any Award at any time without the consent of the Participants provided that such amendment shall:

(a)	not adversely alter or impair any Award previously granted except as permitted by the provisions of Article 10 hereof;

(b)	be subject to any regulatory approvals including, where required, the approval of the TSX; and

(c)	be subject to shareholder approval, where required by law or the requirements of the TSX, provided that shareholder approval shall not be required for the following amendments and the Board may make any changes which may include but are not limited to:

(i)	amendments of a “housekeeping” nature;

(ii)	a change to the vesting provisions of any Award;

(iii)	the introduction or amendment of a cashless exercise feature payable in securities, whether or not such feature provides for a full deduction of the number of underlying securities from the Plan reserve; and

(iv)	the addition of a form of financial assistance and any amendment to a financial assistance provision which is adopted.

(2)	Notwithstanding Section 10.2(1)(c), the Board shall be required to obtain shareholder approval to make the following amendments:

(a)	any change to the maximum number of Shares issuable from treasury under the Plan, except such increase by operation of Section 2.4 and in the event of an adjustment pursuant to Article 10;

(b)	any amendment which reduces the exercise price of any Award, as applicable, after such Awards have been granted or any cancellation of an Award and the substitution of that Award by a new Award with a reduced price, except in the case of an adjustment pursuant to Article 10;

(c)	any amendment which extends the expiry date of any Award, or the Restriction Period of any RSU beyond the original expiry date, except in case of an extension due to a Black-Out Period;

(d)	any amendment which would permit a change to the Eligible Participants, including a change which would have the potential of broadening or increasing participation by Insiders;

(e)	any amendment which would permit any Award granted under the Plan to be transferable or assignable by any Participant other than as allowed by Section 9.1(4);

(f)	any amendment which increases the maximum number of Shares that may be (i) issuable to Insiders and Associates of such Insiders at any time; or (ii) issued to Insiders and Associates of such Insiders under the Plan and any other proposed or established Share Compensation Arrangement in a one-year period, except in case of an adjustment pursuant to Article 10; or

(g)	any amendment to the amendment provisions of the Plan,

provided that Shares held directly or indirectly by Insiders benefiting from the amendments in Sections (b) and (c) shall be excluded when obtaining such shareholder approval.

(3)	Notwithstanding anything contained to the contrary in the Plan, in an Award Agreement contemplated herein, but subject to any specific provisions contained in any Employment Agreements, in the event of a Change in Control, a reorganization of the Corporation, an amalgamation of the Corporation, an arrangement involving the Corporation, a take-over bid (as that term is defined in the Securities Act (Ontario)) for all of the Shares or the sale or disposition of all or substantially all of the property and assets of the Corporation, the Board may make such provision for the protection of the rights of the Participants as the Board in its discretion considers appropriate in the circumstances, including, without limitation, changing the Performance Criteria and/or other vesting conditions for the Awards and/or the date on which any Award expires or the Restriction Period, the Performance Period, the Performance Criteria and/or other vesting conditions for the Awards.

(4)	The Board may, by resolution, advance the date on which any Award may be exercised or payable or, subject to applicable regulatory provisions, including the rules of the TSX, and shareholder approval, extend the expiration date of any Award, in the manner to be set forth in such resolution provided that the period during which an Option or a SAR is exercisable or RSU is outstanding does not exceed ten (10) years from the date such Option or SAR is granted in the case of Options and SARs and three (3) years after the calendar year in which the award is granted in the case of RSUs. The Board shall not, in the event of any such advancement or extension, be under any obligation to advance or extend the date on or by which any Option or SAR may be exercised or RSU may be outstanding by any other Participant.

(5)	The Committee may, by resolution, but subject to applicable regulatory approvals, decide that any of the provisions hereof concerning the effect of termination of the Participant’s employment shall not apply for any reason acceptable to the Committee.

(6)	The Board may, subject to regulatory approval, discontinue the Plan at any time without the consent of the Participants provided that such discontinuance shall not materially and adversely affect any Awards previously granted to a Participant under the Plan.

Section 10.3 Term of the Plan.

The Plan shall continue in effect until its termination by the Board; provided, however, that all Awards shall be granted, if at all, within ten (10) years from the Effective Date.

ARTICLE 11 — MISCELLANEOUS

Section 11.1 Use of an Administrative Agent and Trustee.

The Board may in its sole discretion appoint from time to time one or more entities to act as administrative agent to administer the Awards granted under the Plan and to act as trustee to hold and administer the assets that may be held in respect of Awards granted under the Plan, the whole in accordance with the terms and conditions determined by the Board in its sole discretion. The Corporation and the administrative agent will maintain records showing the number of Awards granted to each Participant under the Plan.

Section 11.2 Tax Withholding.

(1)	Notwithstanding any other provision of this Plan, all distributions, delivery of Shares or payments to a Participant (or to the liquidator, executor or administrator, as the case may be, of the estate of the Participant) under the Plan shall be made net of applicable source deductions. If the event giving rise to the withholding obligation involves an issuance or delivery of Shares, then, the withholding obligation may be satisfied by (a) having the Participant elect to have the appropriate number of such Shares sold by the Corporation, the Corporation’s transfer agent and registrar or any trustee appointed by the Corporation pursuant to Section 11.1 hereof, on behalf of and as agent for the Participant as soon as permissible and practicable, with the proceeds of such sale being delivered to the Corporation, which will in turn remit such amounts to the appropriate governmental authorities, or (b) any other mechanism as may be required or appropriate to conform with local tax and other rules.

(2)	Notwithstanding the first paragraph of this Section 11.2, the applicable tax withholdings may bewaived where the Participant directs in writing that a payment be made directly to the Participant’s registered retirement savings plan in circumstances to which regulation 100(3) of the regulations of the Tax Act apply.

Section 11.3 Reorganization of the Corporation.

The existence of any Awards shall not affect in any way the right or power of the Corporation or its shareholders to make or authorize any adjustment, recapitalization, reorganization or other change in the Corporation’s capital structure or its business, or any amalgamation, combination, merger or consolidation involving the Corporation or to create or issue any bonds, debentures, shares or other securities of the Corporation or the rights and conditions attaching thereto or to affect the dissolution or liquidation of the Corporation or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar nature or otherwise.

Section 11.4 Personal Information

Each Participant shall provide the Corporation and the Board with all information they require in order to administer the Plan. The Corporation and the Board may from time to time transfer or provide access to such information to a third party service provider for purposes of the administration of the Plan provided that such service providers will be provided with such information for the sole purpose of providing such services to the Corporation. By participating in the Plan, each Participant acknowledges that information may be so provided and agrees to its provision on the terms set forth herein. Except as specifically contemplated in this Section 11.4, the Corporation and the Board shall not disclose the personal information of a Participant except: (i) in response to regulatory filings or other requirements for the information by a governmental authority with jurisdiction over the Corporation; (ii) for the purpose of complying with a subpoena, warrant or other order by a court, person or body having jurisdiction to compel production of the information; or (iii) as otherwise required by law. In addition, personal information of Participants may be disclosed or transferred to another party during the course of, or completion of, a change in ownership of, or the grant of a security interest in, all or a part of the Corporation or its Affiliates including through an asset or share sale, or some other form of business combination, merger or joint venture, provided that such party is bound by appropriate agreements or obligations.

Section 11.5 Governing Laws.

The Plan and all matters to which reference is made herein shall be governed by and interpreted in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

Section 11.6 Severability.

The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision and any invalid or unenforceable provision shall be severed from the Plan.

Section 11.7 Effective Date of the Plan.

The Plan was originally approved by the Board on June 27, 2018 and took effect on June 27, 2018, subject to the acceptance of the Plan by the shareholders of the Corporation, the TSX and any other applicable regulatory authorities.

ADDENDUM A

HEXO CORP.

OMNIBUS LONG TERM INCENTIVE PLAN

TERMS AND CONDITIONS APPLICABLE TO UNITED STATES PERSONS

The rules set forth in this Addendum A (the “U.S. Rules”) shall apply to Awards granted under the HEXO Corp. Omnibus Long Term Incentive Plan (the “Plan”) to Eligible Participants who are residents of the United States of America or otherwise subject to income taxation by the United States of America (“U.S. Persons”). If there is a conflict, whether express or implied, between the Plan and these U.S. Rules as applicable to U.S. Persons, the U.S. Rules shall prevail.

1.       DEFINITIONS

Any capitalized terms that are not defined herein will have the meanings given to them in the Plan.

“Capital Change” means a change in the capital structure of the Corporation, as described in Section 10.1 of the Plan.

“Consultant” means a U.S. Person who is a consultant or advisor of a Group Company, the offer and sale of securities by the Corporation to whom is eligible for registration on Form S-8 under the Securities Act.

“Disability” means a permanent and total disability within the meaning of Section 22(e)(3) of the U.S. Code.

“Eligible U.S. Person” means a U.S. Person who meets the requirements of Section 2.1 below.

“Fair Market Value” means, with respect to a Share as of any date:

(a)	the volume weighted average trading price per Share during the five (5) trading days immediately preceding such date, calculated by dividing the total value by the total volume of Shares traded for such five (5) trading days on the TSX, or if the Shares are not listed on TSX, on the principal securities exchange on which the Shares are listed; or

(b)	if the Shares are not then listed on a securities exchange, the fair market value of a Share as determined by the Board in good faith, and in a manner consistent with the requirements of Section 409A or Section 422 of the U.S. Code, as applicable.

“Group Company” means the Corporation or a Subsidiary.

“Incentive Stock Option” means an Option granted to an Eligible U.S. Person who is a U.S. Employee and that is intended to be (as set forth in the applicable Option Agreement) and which qualifies as an “incentive stock option” within the meaning of Section 422 of the U.S. Code.

“Nonstatutory Option” means an Option granted to an Eligible U.S. Person that is not intended to be (as set forth in the applicable Option Agreement), or that otherwise does not qualify as, an Incentive Stock Option.

“Section 409A” means Section 409A of the U.S. Code.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Separation from Service” means a termination of employment or other service with a Group Company which constitutes a “separation from service” within the meaning of Section 409A.

“Unit Award” means an award of RSUs, an award of DSUs or a Retention Award.

“U.S. Code” means the United States Internal Revenue Code of 1986, as amended, and any applicable regulations and administrative guidelines thereunder.

“U.S. Employee” means a U.S. Person treated as an employee (including a member of the Board who is also treated as an employee) in the records of a Group Company and, with respect to any Incentive Stock Option granted to such person, who is an employee for purposes of Section 422 of the U.S. Code; provided, however, that neither service as a member of the Board nor payment of a director’s fee is sufficient to constitute employment for purposes of these U.S. Rules.

“U.S. Person” means a person who is a resident of the United States of America or otherwise subject to income taxation by the United States of America.

“U.S. Participant” means a U.S. Person who has become a Participant.

2.         RULES APPLICABLE TO ALL AWARDS GRANTED TO U.S. PARTICIPANTS

2.1       Eligible U.S. Persons. No U.S. Person shall be granted an Award pursuant to the Plan unless such person is, as of the date of grant of the Award, an Eligible Participant who is a U.S. Employee, Consultant or member of the Board of the Corporation or another Group Company which is a majority-owned subsidiary of the Corporation or another Group Company in a chain of majority-owned Group Companies beginning with the Corporation. No Consultant shall be eligible to become a Participant unless such Consultant is a natural person providing bona fide services to one or more of the foregoing entities and such services are not (i) in connection with the offer or sale of securities in a capital-raising transaction or (ii) performed to directly or indirectly promote or maintain a market for the Corporation’s securities. No U.S. Person shall be eligible to be granted an Award prior to the date such person commences employment or other personal service relationship with a Group Company.

2.2       Grant of Awards. The Board may grant to an Eligible U.S. Person one or more awards of Restricted Shares, subject to the conditions described in Section 4 below, one or more awards of RSUs or DSUs or Retention Awards, subject to the conditions described in Section 5 below, one or more awards of SARs, or one or more awards of Options which qualify as Incentive Stock Options or Options which do not qualify as Incentive Stock Options, which shall be Nonstatutory Options. Incentive Stock Options may only be granted to Eligible Participants who are U.S. Employees and in accordance with Section 3 below. Awards other than Incentive Stock Options may be granted to any Eligible U.S. Person. Unless Options granted pursuant to the Plan are specifically designated as Incentive Stock Options at the time of grant, they will be Nonstatutory Options. Any Option designated as an Incentive Stock Option that nevertheless fails to satisfy any of the requirements of Section 422 of the U.S. Code or the applicable regulations thereunder shall be treated as a Nonstatutory Option.

2.3       Option Price; SAR Price. No Option or SAR granted to an Eligible U.S. Person shall have an Option Price or SAR Price, respectively, that is less than 100% of the Fair Market Value of a Share on the date that the Option or SAR is granted. A SAR granted in tandem with a related Option shall have a SAR Price equal to the Option Price of the related Option.

2.4       Compliance with U.S. Securities Law. The grant of Awards to Eligible U.S. Persons and the issuance of Shares pursuant to any Awards held by a U.S. Participant shall be subject to compliance with all applicable requirements of United States federal and state law with respect to such securities and the requirements of any stock exchange or market system upon which the Shares may then be listed. In addition, no Award held by a U.S. Participant may be exercised or Shares issued pursuant to Awards held by a U.S. Participant unless (a) a registration statement under the Securities Act shall at the time of such exercise or issuance be in effect with respect to the Shares issuable pursuant to the Awards or (b) in the opinion of legal counsel to the Corporation, the Shares issuable pursuant to the Awards may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Corporation to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Corporation’s legal counsel to be necessary to the lawful issuance and sale of any Shares hereunder to any U.S. Person shall relieve the Corporation of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

As a condition to issuance of any Shares, the Corporation may require a U.S. Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Corporation.

2.5          Tax Withholding.

(a)           In General. At the time that Awards are granted, Awards cease to be subject to a substantial risk of forfeiture (i.e., become vested), Awards are exercised or Shares are issued, in whole or in part, or at any time thereafter as requested by any Group Company, the U.S. Participant hereby authorizes withholding from payroll or any other payment of any kind due to the U.S. Participant and otherwise agrees to make adequate provision for United States federal, state and local taxes and any other taxes or social insurance contributions required by law to be withheld, if any, which arise in connection with such Awards. The applicable Group Company may require the U.S. Participant to make a cash payment to cover any such withholding tax obligation as a condition of grant, exercise or vesting of the Awards or issuance of Shares.

(b)           Withholding in or Directed Sale of Shares. The Corporation shall have the right, but not the obligation, to deduct from the Shares issuable to a U.S. Participant upon the exercise or settlement of Awards, or to accept from a U.S. Participant the tender of, a number of whole Shares having a Fair Market Value, as determined by the Corporation, equal to all or any part of the tax withholding obligations of any Group Company. The Fair Market Value of any Shares withheld or tendered to satisfy any such tax withholding obligations shall not exceed the amount determined by the applicable minimum statutory withholding rates. The Corporation may require a U.S. Participant to direct a securities broker, upon the exercise or settlement of Awards, to sell a portion of the Shares subject to the Awards determined by the Corporation in its discretion to be sufficient to cover the tax withholding obligations of any Group Company and to remit an amount equal to such tax withholding obligations to the Group Company in cash.

2.6          Compliance with Section 409A. All Awards granted to U.S. Participants are intended to comply with, or otherwise be exempt from, Section 409A. All such Awards shall be administered, interpreted, and construed in a manner consistent with Section 409A, as determined by the Corporation in good faith, to the extent necessary to avoid the imposition of additional taxes under Section 409A(a)(1)(B) of the U.S. Code. It is intended that any election, payment or benefit which is made or provided pursuant to or in connection with any Awards that may result in deferred compensation within the meaning of Section 409A shall comply in all respects with the applicable requirements of Section 409A. Notwithstanding the foregoing, neither the Corporation nor the Board shall have any obligation to take any action to prevent the assessment of any tax or penalty on any Participant under Section 409A, and neither the Corporation nor the Board will have any liability to any Participant for such tax or penalty.

2.7         Electronic Delivery. By accepting an Award under the Plan, the U.S. Participant (a) consents to the electronic delivery of all information with respect to the Plan and the Awards, and any reports of the Corporation provided generally to the Corporation’s shareholders; (b) acknowledges that the Participant may receive from the Corporation a paper copy of any documents delivered electronically at no cost by contacting the Corporation by telephone or in writing; (c) further acknowledges that the Participant may revoke his or her consent to the electronic delivery of documents at any time by notifying the Corporation of such revoked consent by telephone, postal service or electronic mail; and (d) further acknowledges that the Participant understands that he or she is not required to consent to electronic delivery of documents.

3.         RULES APPLICABLE TO INCENTIVE STOCK OPTIONS

3.1       Shareholder Approval of U.S. Rules Applicable to Incentive Stock Options. These U.S. Rules applicable to Incentive Stock Options were initially adopted by the Board on March [♦], 2021 (the “U.S. Rules Adoption Date”) and were, or will be, approved by the shareholders of the Corporation no later than twelve (12) months after the U.S. Rules Adoption Date. Any amendment to the ISO Share Limit set forth in Section 3.2 below or in the classes of U.S. Employees eligible to be granted Incentive Stock Options under the Plan set forth in Section 3.4 below shall be approved by a majority of the outstanding securities of the Corporation entitled to vote within a period beginning twelve (12) months before and ending twelve (12) months after the date on which any such amendment is adopted by the Board.

3.2       Maximum Number of Shares Issuable Pursuant to Incentive Stock Options. Subject to proportionate adjustment in the event of a Capital Change, the maximum aggregate number of Shares that may be issued under Plan pursuant to the exercise of Incentive Stock Options shall not exceed [122,316,532] (the “ISO Share Limit”).

3.3         Limitation on Time of Grant of Incentive Stock Options. No Incentive Stock Option shall be granted pursuant to the Plan later than the 10th anniversary of the U.S. Rules Adoption Date. However, any Incentive Stock Options granted within such 10-year period shall continue to be governed by these U.S. Rules notwithstanding the expiration of such period.

3.4         Eligible Participants. An Incentive Stock Option may be granted only to an Eligible Participant who is (a) a U.S. Employee and (b) is an employee, within the meaning of Section 422 of the U.S. Code, of the Corporation or a corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation and ending with the corporation employing such U.S. Employee in which, at the time of the grant of such Option, each of the corporations other than the last corporation in the unbroken chain owns shares possessing 50% or more of the total combined voting power of all classes of the share capital in one of the other corporations in such chain.

3.5       Option Price. The Option Price for each Incentive Stock Option shall be established in the discretion of the Board; provided, however, that (a) the Option Price shall be not less than 100% of the Fair Market Value of a Share on the date of grant of the Incentive Stock Option and (b) no Incentive Stock Option granted to a person who, at the date of grant, owns shares possessing more than 10% of the total combined voting power of all classes of voting securities of a Group Company within the meaning of Section 422(b)(6) of the U.S. Code (a “Ten Percent Owner”) shall have an Option Price less than 110% of the Fair Market Value of a Share on the date of grant of the Incentive Stock Option.

3.6       Incentive Stock Option Fair Market Value Limitation. To the extent that an Incentive Stock Option granted to a U.S. Employee (together with all Incentive Stock Options granted to the U.S. Employee under all plans of the Group, including the Plan) becomes exercisable for the first time during any calendar year for Shares having a Fair market Value greater than U.S.D $100,000, the portion of such Options which exceeds such amount will be treated as Nonstatutory Options. For purposes of this Rule, options designated as Incentive Stock Options are taken into account in the order in which they were granted, and the Fair Market Value of Shares is determined as of the date of grant of such Options. If a grant of Options is treated as an Incentive Stock Option in part and as a Nonstatutory Option in part by reason of the limitation set forth in this Rule, the Participant may designate which portion of such Options the Participant is exercising. In the absence of such designation, the Participant shall be deemed to have exercised the Incentive Stock Option portion of the Options first.

3.7       Lapse of Incentive Stock Options. No Incentive Stock Option shall be exercisable after the expiration of ten (10) years after the date of grant of such Option, provided that no Incentive Stock Option granted to a Ten Percent Owner shall be exercisable after the expiration of five (5) years after the date of grant of such Option.

3.8       Effect of Termination of Employment or Leave of Absence on Incentive Stock Option. A U.S. Participant’s exercise of an Option otherwise qualifying as an Incentive Stock Option shall be treated as the exercise of an Incentive Stock Option only if the U.S. Participant is (except in the case of termination of employment due to Disability or death), at all times during the period beginning with the date of grant of such Option and ending on the date three (3) months before the date of such exercise, an employee of a corporation described in Section 3.4 above or a corporation substituting or assuming an Option in a transaction to which Section 424(a) of the U.S. Code applies. In the case of termination of employment due to Disability, a period of one (1) year shall be substituted in place of the period of three (3) months, and in the case of termination of employment due to death, the foregoing employment requirement shall not apply. A U.S. Participant’s employment shall not be deemed to have been interrupted or terminated if the Participant takes any military leave, sick leave, or other bona fide leave of absence approved by a Group Company. However, unless the U.S. Participant’s right to return to employment is guaranteed by statute or contract, if any such leave taken by a U.S. Participant exceeds three (3) months, then on the one hundred eighty-first (181st) day following the commencement of such leave an Option held by the Participant which remains outstanding shall be treated upon exercise as a Nonstatutory Option.

3.9           Incentive Stock Options Not Transferable. An Incentive Stock Option shall not be transferable by the U.S. Participant otherwise than by will or the laws of descent and distribution, and during the lifetime of the U.S. Participant shall be exercisable only by the U.S. Participant.

3.10         Notification of Disqualifying Disposition. If the U.S. Participant makes a disposition (as that term is defined in Section 424(c) of the U.S. Code) of any Shares acquired pursuant to Incentive Stock Options within two years following the date of grant of such Options or within one year after the Shares acquired upon the exercise of such Options are transferred to the Participant, the Participant must notify the Corporation of such disposition in writing within 30 days of the disposition.

4.             RULES APPLICABLE TO RESTRICTED SHARES

4.1           Notice of Availability of Election under Section 83(b) of the U.S. Code. Each Restricted Share Agreement evidencing an award of Restricted Shares to a U.S. Person shall contain the following notice:

(a)           The Participant understands that Section 83 of the U.S. Code taxes as ordinary income the difference between the amount paid for the Shares, if anything, and the fair market value of the Shares as of the date on which the Shares are “substantially vested,” within the meaning of Section 83. In this context, “substantially vested” means that the right of the Corporation to reacquire Shares that remain unvested upon the Participant’s termination of employment or other service relationship with a Group Company (the “Reacquisition Right”) has lapsed. The Participant understands that he or she may elect to have his or her taxable income determined at the time he or she acquires the Shares rather than when and as the Reacquisition Right lapses by filing an election under Section 83(b) of the U.S. Code with the Internal Revenue Service no later than thirty (30) days after the date of acquisition of the Shares. The Participant understands that failure to make a timely filing under Section 83(b) will result in his or her recognition of ordinary income, as the Reacquisition Right lapses, on the difference between the purchase price, if anything, and the fair market value of the Shares at the time such restrictions lapse. The Participant further understands, however, that if Shares with respect to which an election under Section 83(b) has been made are forfeited to the Corporation pursuant to its Reacquisition Right, such forfeiture will be treated as a sale on which there is realized a loss equal to the excess (if any) of the amount paid (if any) by the Participant for the forfeited Shares over the amount realized (if any) upon their forfeiture. If the Participant has paid nothing for the forfeited Shares and has received no payment upon their forfeiture, the Participant understands that he or she will be unable to recognize any loss on the forfeiture of the Shares even though the Participant incurred a tax liability by making an election under Section 83(b).

(b)           The Participant understands that he or she should consult with his or her tax advisor regarding the advisability of filing with the Internal Revenue Service an election under Section 83(b) of the U.S. Code, which must be filed no later than thirty (30) days after the date of the acquisition of the Shares pursuant to the Restricted Share Agreement. Failure to file an election under Section 83(b), if appropriate, may result in adverse tax consequences to the Participant. The Participant acknowledges that he or she has been advised to consult with a tax advisor regarding the tax consequences to the Participant of the acquisition of Shares hereunder. ANY ELECTION UNDER SECTION 83(b) THE PARTICIPANT WISHES TO MAKE MUST BE FILED NO LATER THAN 30 DAYS AFTER THE DATE ON WHICH THE PARTICIPANT ACQUIRES THE SHARES. THIS TIME PERIOD CANNOT BE EXTENDED. THE PARTICIPANT ACKNOWLEDGES THAT TIMELY FILING OF A SECTION 83(b) ELECTION IS THE PARTICIPANT’S SOLE RESPONSIBILITY, EVEN IF THE PARTICIPANT REQUESTS THE CORPORATION OR ITS REPRESENTATIVE TO FILE SUCH ELECTION ON HIS OR HER BEHALF.

(c)           The Participant must notify the Corporation in writing if the Participant files an election pursuant to Section 83(b) of the U.S. Code. The Corporation intends, in the event it does not receive from the Participant evidence of such filing, to claim a tax deduction for any amount which would otherwise be taxable to the Participant in the absence of such an election.

5.            RULES APPLICABLE TO UNIT AWARDS

5.1          Performance Criteria and Vesting of Unit Awards. At the time of the grant of a Unit Award to an Eligible U.S. Person, the Board may impose such Performance Criteria or other conditions on the vesting of the Unit Award as it, in its sole discretion, deems appropriate. Notwithstanding any provision of the Plan or any Award agreement to the contrary, once established at the time of grant, such Performance Criteria or other vesting conditions may not be modified in any manner that could extend the Performance Period or otherwise delay or defer the date on which such conditions to vesting could be satisfied in a manner that would constitute an extension of the period in which compensation is subject to a substantial risk of forfeiture within the meaning of Section 409A.

5.2           Time of Settlement of Unit Awards. Notwithstanding any provision of the Plan or any Award agreement to the contrary and except as complies with Section 5.3 below, no Unit Award granted to an Eligible U.S. Person shall permit the issuance of a Share or payment of a Cash Equivalent in settlement of a unit subject to the Unit Award later than the 15th day of the third calendar month following the last day of the calendar year or Corporation fiscal year (whichever ends later) in which the unit “vests” (i.e., ceases to be subject to a “substantial risk of forfeiture” within the meaning of Section 409A).

5.3           Compliance with Section 409A of the Code. In addition to the general provisions relating to Section 409A set forth in Section 2.6 of these U.S. Rules, the following rules shall apply to any Unit Awards that are deferred compensation subject to Section 409A:

(a)           Notwithstanding anything to the contrary in the Plan, these U.S. Rules or any Award agreement, (i) each compensation deferral and payment election must be made in writing and comply with requirements of Section 409A and (ii) no payment election shall provide for payment except at a specified time, pursuant to a fixed schedule or upon a permissible payment event in accordance with the requirements of Section 409A.

(b)           Notwithstanding anything to the contrary in the Plan, these U.S. Rules or any Award agreement, to the extent required to avoid tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan on account of, and during the six (6) month period immediately following, the U.S. Participant’s Separation from Service shall instead be paid on the first business day following the six-month anniversary of the U.S. Participant’s Separation from Service (or upon the U.S. Participant’s death, if earlier).

(c)           Neither any U.S. Participant nor the Corporation shall take any action to accelerate or delay the payment of any amount or benefits under any Unit Award in any manner which would not be in compliance with Section 409A.

(d)           Any right of a Participant to receive installment payments (within the meaning of Section 409A) shall, for all purposes of Section 409A, be treated as a right to a series of separate payments.

(e)           Notwithstanding anything to the contrary in the Plan, these U.S. Rules or any Award agreement, to the extent that any amount constituting deferred compensation subject to Section 409A would become payable to a U.S. Participant under the Plan by reason of a Change in Control, such amount shall become payable only if such event would also constitute a “change in control event” within the meaning of Section 409A.

(f)            Should any provision of the Plan, these U.S. Rules or any Award agreement be found not to comply with, or otherwise to be exempt from, the provisions of Section 409A as applicable to a U.S. Participant, such provision shall be modified and given effect (retroactively if necessary), in the sole discretion of the Board, and without the consent of the holder of the Unit Award, in such manner as the Board determines to be necessary or appropriate to comply with, or to effectuate an exemption from, Section 409A.

(g)           Notwithstanding the foregoing, neither the Corporation nor the Board shall have any obligation to take any action to prevent the assessment of any tax or penalty upon any U S Participant under Section 409A, and neither the Corporation nor the Board will have any liability to any U S Participant for such tax or penalty.